EXHIBIT 99.3

LOUISIANA GENERATING LLC

Unaudited Consolidated Financial Statements
At March 31, 2005 and December 31, 2004
and for the Three Months Ended March 31, 2005
and for the Three Months Ended March 31, 2004

LOUISIANA GENERATING LLC

LOUISIANA GENERATING LLC

BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$29,624	$19,861
Accounts receivable, net of allowance for doubtful accounts of $13 and $13, respectively	37,114	40,231
Inventory	28,402	32,819
Prepayments and other current assets	5,862	7,130

Total current assets	101,002	100,041

Property, Plant and Equipment
In service	893,285	893,847
Under construction	9,349	2,143

Total property, plant and equipment	902,634	895,990
Less accumulated depreciation	(75,840)	(61,933)

Net property, plant and equipment	826,794	834,057
Other Assets
Decommissioning fund investments	4,894	4,954
Intangible assets, net of amortization of $16,816 and $13,752, respectively	67,584	77,581
Other assets	871	871

Total Assets	$1,001,145	$1,017,504

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	12,899	5,835
Accounts payable — affiliates	13,260	15,697
Other current liabilities	14,514	17,984

Total current liabilities	40,673	39,516
Other Liabilities
Out of market contracts	343,472	351,649
Other long-term obligations	3,639	3,282

Total non-current liabilities	347,111	354,931

Total liabilities	387,784	394,447

Member’s Equity	613,361	623,057

Total liabilities and member’s equity	$1,001,145	$1,017,504

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Operating Revenues
Revenues	$120,436	$98,421
Operating Costs and Expenses
Operating costs	86,435	64,311
Depreciation and amortization	14,449	16,148
General and administrative expenses	2,283	3,921
Reorganization items	—	669
Restructuring charges	10	—

Total operating costs and expenses	103,177	85,049

Operating Income	17,259	13,372
Other income (expense), net
Other income (expense), net	(21)	21

Total other income (expense), net	(21)	21

Income From Continuing Operations Before Income Taxes	17,238	13,393
Income tax expense	6,934	5,387

Net Income	$10,304	$8,006

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF MEMBER’S EQUITY

			Member’s	Accumulated	Total
	Member’s		Net Income	Member’s
	Units	Amount	Distributions	(Loss)	Equity
	(In thousands except units)
Balances at December 31, 2003 (audited)	1,000	$1	$649,622	$456	$650,079
Net income and comprehensive income	—	—	—	8,006	8,006

Balances at March 31, 2004 (unaudited)	1,000	$1	$649,622	$8,462	$658,085

Balances at December 31, 2004 (audited)	1,000	$1	$623,056	$—	$623,057
Net income and comprehensive income	—	—	—	10,304	10,304
Distribution to member	—	—	(20,000)	—	(20,000)

Balances at March 31, 2005 (unaudited)	1,000	$1	$603,056	$10,304	$613,361

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Cash flows from operating activities
Net income	$10,304	$8,006
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	14,449	16,148
Deferred income taxes	6,934	5,387
Amortization of intangible	3,064	3,354
Amortization of out-of-market contracts	(8,177)	(8,537)
Changes in assets and liabilities
Accounts receivable	3,117	5,763
Inventory	4,417	1,629
Prepayments and other current assets	1,268	643
Accounts payable	7,064	4,022
Accounts payable — affiliates	(2,438)	12,397
Other current assets and liabilities	(3,053)	10,110

Net cash provided by operating activities	36,949	58,922

Cash flows from investing activities
Capital expenditures	(7,186)	(22,309)
Decrease in notes receivable	—	584
Decrease in restricted cash	—	99

Net cash used in investing activities	(7,186)	(21,626)

Cash flows from financing activities
Distribution to member	(20,000)	—

Net cash used in financing activities	(20,000)	—

Net change in cash and cash equivalents	9,763	37,296
Cash and cash equivalents
Beginning of period	19,861	4,612

End of period	$29,624	$41,908

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General

     Louisiana Generating LLC, or Louisiana Generating or the Company; is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG Energy. NRG South Central LLC, or South Central; owns 100% of the Company.

     NRG South Central was formed for the purpose of financing, acquiring, owning, operating and maintaining through its subsidiaries and affiliates the facilities owned by Louisiana Generating and any other facilities that it or its subsidiaries may acquire in the future.

     The Company was formed for the purpose of acquiring, owning, operating and maintaining the electric generating facilities acquired from Cajun Electric Power Cooperative, Inc., or Cajun Electric. Pursuant to a competitive bidding process, as part of the Chapter 11 bankruptcy proceeding of Cajun Electric, Louisiana Generating acquired the non-nuclear electric power generating assets of Cajun Electric.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited interim financial statements have been prepared in accordance with the Securities and Exchange Commission’s regulations for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accounting policies we follow are set forth in Note 2 to the Company’s annual financial statements for the year ended December 31, 2004, as filed by NRG Energy, Inc. on Form 8-K on June 15, 2005. The following notes should be read in conjunction with such policies and other disclosures in the annual financial statements. Interim results are not necessarily indicative of results for a full year.

     In the opinion of management, the accompanying unaudited interim financial statements contain all material adjustments (consisting of normal, recurring accruals) necessary to present fairly our financial position as of March 31, 2005, the results of our operations and member’s equity for the three months ended March 31, 2005 and 2004, and our cash flows for the three months ended March 31, 2005 and 2004. Certain prior year amounts have been reclassified for comparative purposes.

Accounting Estimates

     Management of the Company is required to make certain estimates and assumptions during the preparation of the financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Note 3 — Accounting for Derivative Instruments and Hedging Activity

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

LOUISIANA GENERATING LLC

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to South Central, the Company’s parent, long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. However, the Company does enter into long-term contracts that are exempt from SFAS No. 133. Derivative activities are conducted by an affiliate of South Central and are not recorded by the Company.

Note 4 — Commitments and Contingencies

Contractual Commitments

Power Supply Agreements with the Distribution Cooperatives

     During March 2000, the Company entered into certain power supply agreements with eleven distribution cooperatives to provide energy, capacity and transmission services. The agreements are standardized into three types, Form A, B, and C. In connection with push down accounting resulting from NRG Energy’s fresh start accounting, certain of the Company’s long-term power supply agreements were determined to be at above or below market rates. As a result, the Company valued these agreements and recognized the fair value of such contracts on the December 6, 2003 balance sheet. The fair value of these contracts that were deemed to be valuable has been included in intangible assets. The fair value of contracts determined to be significantly out-of-market were recorded as non-current liabilities. The favorable and unfavorable contract valuation amounts will be amortized as a net increase to revenues over the terms and conditions of each contract. These contracts consist primarily of the long-term power sale agreements the Company has with its cooperative customers and certain others. The gross carrying amount of the unfavorable out-of-market power sales agreements at March 31, 2005 and December 31, 2004 was $390.5 million and $390.5 million, respectively. During the three months ended March 31, 2005 and 2004, approximately $8.2 million and $3.0 million, respectively, was amortized as an increase to revenues.

Form A Agreements

     Six of the distribution cooperatives entered into Form A power supply agreements. The Form A agreement is an all-requirements power supply agreement which has an initial term of 25 years, commencing on March 31, 2000. After the initial term, the agreement continues on a year-to-year basis, unless terminated by either party giving five years advance notice.

     Under the Form A power supply agreement, the Company is obligated to supply the distribution cooperative all of the energy and capacity required by the distribution cooperative for service to its retail customers although the distribution cooperative has certain limited rights under which it can purchase energy and capacity from third parties.

     The Company must contract for all transmission service required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. The Company is required to supply at its cost, without pass through, control area services and ancillary services which transmission providers are not required to provide.

     The distribution cooperatives have an option to choose one of two fuel options; all six selected the first option which is a fixed fee through 2004 and determined using a formula which is based on gas prices and the cost of delivered coal for the period thereafter. At the end of the fifteenth year of the contract, the cooperatives may switch to the second fuel option. The second fuel option consists of a pass-through of fuel costs, with a guaranteed coal heat rate and purchased energy costs, excluding the demand component in purchased power. From time to time, the Company may offer fixed fuel rates which the cooperative may elect to utilize. The variable operation and maintenance charge is fixed through 2004 and escalates at either approximately 3% per annum or in accordance with actual changes in

LOUISIANA GENERATING LLC

specified indices as selected by the distribution cooperative. Five of the distribution cooperatives elected the fixed escalation provision and one elected the specified indices provision.

Form B Agreements

     One distribution cooperative selected the Form B Power Supply Agreement. The term of the Form B power supply agreement commences on March 31, 2000, and ends on December 31, 2024. The Form B power supply agreement allows the distribution cooperative the right to elect to limit its purchase obligations to “base supply” or also to purchase “supplemental supply.” Base supply is the distribution cooperative’s ratable share of the generating capacity purchased by the Company from Cajun Electric. Supplemental supply is the cooperative’s requirements in excess of the base supply amount. The distribution cooperative, which selected the Form B agreement, also elected to purchase supplemental supply.

     For base supply, the Company charges the distribution cooperative a demand charge, an energy charge and a fuel charge. The demand charge for each contract year is set forth in the agreement and is subject to increase for environmental legislation or occupational safety and health laws enacted after the effective date of the agreement. The Company can increase the demand charge to the extent its cost of providing supplemental supply exceeds $400/MW. The energy charge is fixed through 2004, and decreased slightly for the remainder of the contract term. The fuel charge is a pass-through of fuel and purchased energy costs. The distribution cooperative may elect to be charged based on a guaranteed coal-fired heat rate of 10,600 Btu/kWh, and it may also select fixed fuel factors as set forth in the agreement for each year through 2008. The one distribution cooperative which selected this form of agreement elected to utilize the fixed fuel factors. For the years after 2008, the Company will offer additional fixed fuel factors for five-year periods that may be elected. For the years after 2008, the distribution cooperative may also elect to have its charges computed under the pass-through provisions with or without the guaranteed coal-fired heat rate.

     At the beginning of year six, the Company will establish a rate fund equal to the ratable share of $18 million. The amount of the fund will be approximately $720,000. This fund will be used to offset the energy costs of the Form B distribution cooperatives which elected the fuel pass-through provision of the fuel charge, to the extent the cost of power exceeds $0.04/kWh. Any funds remaining at the end of the term of the power supply agreement will be returned to the Company.

Form C Agreements

     Four distribution cooperatives selected the Form C power supply agreement. The Form C power supply agreement is identical to the Form A power supply agreement, except for the following.

     The term of the Form C power supply agreement was for four years following the closing date of the acquisition of the Cajun facilities. In October 2003, the Louisiana Public Service Commission approved contract extensions for all four Form C distribution cooperatives for terms of an additional five or ten years.

     The Company will not offer the distribution cooperatives which select the Form C agreement any new incentive rates, but will continue to honor existing incentive rates. At the end of the term of the agreement, the distribution cooperative is obligated to purchase the specific delivery facilities for a purchase price equal to the depreciated book value.

Other Power Supply Agreements

     The Company assumed Cajun Electric’s rights and obligations under two consecutive long-term power supply agreements with South Western Electric Power Company, or SWEPCO, one agreement with South Mississippi Electric Power Association, or SMEPA, and one agreement with Municipal Energy Agency of Mississippi, or MEAM.

LOUISIANA GENERATING LLC

     The SWEPCO Operating Reserves and Off-Peak Power Sale Agreement, terminates on December 31, 2007. The agreement requires the Company to supply 100 MW of off-peak energy during certain hours of the day to a maximum of 292,000 MWh per year and an additional 100 MW of operating reserve capacity and the associated energy within ten minutes of a phone request during certain hours to a maximum of 43,800 MWh of operating reserve energy per year. The obligation to purchase the 100 MW of off-peak energy is contingent on the Company’s ability to deliver operating reserve capacity and energy associated with operating reserve capacity. At the Company’s request, it will supply up to 100 MW of nonfirm, on peak capacity and associated energy.

     The SWEPCO Operating Reserves Capacity and Energy Power Sale Agreement is effective January 1, 2008 through December 31, 2026. The agreement requires the Company to provide 50 MW of operating reserve capacity within ten minutes of a phone request. In addition, SWEPCO is granted the right to purchase up to 21,900 MWh/year of operating reserve energy.

     The SMEPA Unit Power Sale Agreement is effective through May 31, 2009, unless terminated following certain regulatory changes, changes in fuel costs or destruction of the Cajun facilities. The agreement requires the Company to provide 75 MW of capacity and the associated energy from Big Cajun II, Unit 1 and an option for SMEPA to purchase additional capacity and associated energy if the Company determines that it is available, in 10 MW increments, up to a total of 200 MW. SMEPA is required to schedule a minimum of 25 MW plus 37% of any additional capacity that is purchased. The capacity charge was fixed through May 31, 2004, and increases for the period from June 1, 2004 to May 31, 2009, including transmission costs to the delivery point and any escalation of expenses. The energy charge is 110% of the incremental fuel cost for Big Cajun II, Unit 1.

     The MEAM Power Sale Agreement is effective through May 31, 2010, with an option for MEAM to extend through September 30, 2015, upon five years advance notice. The agreement requires the Company to provide 20 MW of firm capacity and associated energy with an option for MEAM to increase the capacity purchased to a total of 30 MW upon five years advance notice. The capacity charge is fixed. The operation and maintenance charge is a fixed amount which escalates at 3.5% per year. There is a transmission charge which varies depending upon the delivery point. The price for energy associated with the firm capacity is 110% of the incremental generating cost to the Company and is adjusted to include transmission losses to the delivery point.

Coal Supply Agreements

     The Company has a coal supply agreement with Triton Coal. The coal is primarily sourced from Triton Coal’s Buckskin and North Rochelle mines located in the Powder River Basin, Wyoming. In December 2004, the Company extended the coal purchase contract though 2007. The agreement establishes a base price per ton for coal supplied by Triton Coal. The base price is subject to adjustment for changes in the level of taxes or other government fees and charges, variations in the caloric value and sulfur content of the coal shipped, and changes in the price of SO2 emission allowances. The base price is based on certain annual weighted average quality specifications, subject to suspension and rejection limits.

     In March 2005, NRG Energy entered into an agreement to purchase 23.75 million tons of coal over a period of four years and nine months from Buckskin Mining Company (Buckskin). The coal will be sourced from Buckskin’s mine in the Powder River Basin, Wyoming, and will be used primarily in NRG Energy’s coal-burning generation plants in the South Central region.

Coal Transportation Agreement

     The Company’s previous coal transportation agreement with DTE Energy expired March 31, 2005. Total payments under this agreement in 2005 are expected to be $1.5 million. The Company has entered into a new coal transportation agreement with Burlington Northern and Santa Fe Railway and an affiliate of ACT for a term of ten years, from April 1, 2005 through March 31, 2015. This agreement provides for the transportation of all of the coal requirements of Big Cajun II from the mines in Wyoming to Big Cajun II. A related agreement between the Company and ACT grants the Company the option to require ACT to perform the harbor operations related to the unloading of coal at Big Cajun II. The Company has given notice to ACT that it will exercise the option and the transition of harbor services operations to ACT is scheduled for April 1, 2005.

Transmission and Interconnection Agreements

     The Company assumed Cajun Electric’s existing transmission agreements with Central Louisiana Electric Company, SWEPCO; and Entergy Services, Inc., acting as agent for Entergy Arkansas, Inc., Entergy Gulf States, Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. The Company also entered into two interconnection and operating agreements with Entergy Gulf States, Inc. on May 1, 2002 and one interconnection and operating agreement with Entergy Gulf States, Inc. on August

LOUISIANA GENERATING LLC

26, 2004. The Cajun facilities are connected to the transmission system of Entergy Gulf States, Inc. and power is delivered to the distribution cooperative at various delivery points on the transmission systems of Entergy Gulf States, Inc., Entergy Louisiana Inc., Central Louisiana Electric Company and SWEPCO. Louisiana Generating also assumed from Cajun Electric 20 interchange and sales agreements with utilities and cooperatives, providing access to a 12 state area.

Environmental Matters

     The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulation in the United States. These laws and regulations generally require lengthy and complex processes to obtain licenses, permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent and the Company’s facilities are not exempted from coverage, the Company could be required to make extensive modifications to further reduce potential environmental impacts. Also, the Company could be held responsible under environmental and safety laws for the cleanup of pollutants released at its facilities or at off-site locations where it may have sent wastes, even if the release or off-site disposal was conducted in compliance with the law.

     The Company strives to at least meet the standards of compliance with applicable environmental and safety regulations. Nonetheless, the Company expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, future laws and regulations are expected to require the addition of emission control equipment or the imposition of restrictions on the Company’s operations.

     The Company establishes accruals where it is probable that it will incur environmental costs under applicable law or contracts and it is possible to reasonably estimate these costs. The Company adjusts the accruals when new remediation or other environmental liability responsibilities are discovered and probable costs become estimable, or when current liability estimates are adjusted to reflect new information or a change in the law.

     Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility. We may also be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any hazardous material releases or threatened releases. These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under such laws to be strict (without fault) and joint and several. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. The Company has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

     Liabilities associated with closure, post-closure care and monitoring of the ash ponds owned and operated on site at the Big Cajun II Generating Station are addressed through the use of a trust fund maintained by the Company. The value of the trust fund is approximately $4.9 million at March 31, 2005.

     The Louisiana Department of Environmental Quality, or LADEQ, has promulgated State Implementation Plan revisions to bring the Baton Rouge ozone nonattainment area into compliance with applicable National Ambient Air Quality Standards. The Company participated in development of the revisions, which require the reduction of NO(x) emissions at the gas-fired Big Cajun I Power Station and coal-fired Big Cajun II Power Station to 0.1 pounds NO(x) per million Btu heat input and 0.21 pounds NO(x) per million Btu heat input, respectively. This revision of the Louisiana air rules would constitute a change-in-law covered by agreement between the Company and the electric cooperatives (power offtakers) allowing the costs of added combustion controls to be passed through to the cooperatives. The capital cost of combustion controls required at the Big Cajun II Generating Station to meet the state’s NOx regulations will total about $10.0 million each for Units 1 & 2. Unit 3 has already made such changes.

Legal Issues

U.S. Environmental Protection Agency Request for Information under Section 114 of the Clean Air Act and Notice of Violation

On January 27, 2004, Louisiana Generating, LLC and Big Cajun II received a request for information under Section 114 of the federal Clean Air Act from the USEPA Region 6 seeking information primarily relating to physical changes made at Big Cajun II. Louisiana

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Generating, LLC and Big Cajun II submitted several responses to the USEPA in response to follow-up requests. On February 15, 2005, Louisiana Generating, LLC received a Notice of Violation, or NOV, alleging violations of the New Source Review provisions of the Clean Air Act at Big Cajun II Units 1 and 2 from 1998 through the NOV date. On April 7, 2005, we met with USEPA and the Department of Justice to discuss the NOV. Given the preliminary stage of this NOV process, the Company cannot predict the outcome of the matter at this time.

In the Matter of Louisiana Generating, LLC, Adversary Proceeding No. 2002-1095 1-EQ on the Docket of the Louisiana Division of Administrative Law

     During 2000, the Louisiana Department of Environmental Quality, or DEQ, issued a Part 70 Air Permit modification to the Company to construct and operate two 120 MW natural gas-fired turbines. The Part 70 Air Permit set emissions limits for the criteria air pollutants, including NOx, based on the application of Best Available Control Technology, or BACT. The BACT limitation for NOx was based on the guarantees of the manufacturer, Siemens-Westinghouse. The Company sought an interim emissions limit to allow Siemens-Westinghouse time to install additional control equipment. To establish the interim limit, DEQ issued a Compliance Order and Notice of Potential Penalty on September 8, 2002, which is, in part, subject to the referenced administrative hearing. DEQ alleged violations related to NOx emissions. The Company denied those allegations and will contest any future penalty assessment, while also seeking an amendment of its limit for NOx. Quarterly status reports are being submitted to an Administrative Law Judge. In late February 2004, the Company timely submitted to the DEQ an amended BACT analysis and an amended Prevention of Significant Deterioration and Title V permit application to amend the NOx limit, which application is pending. The Company may also assert breach of warranty claims against the manufacturer.

Travis Ballou, et. al. v. Ralph Mabey, et. al., No. 03-30343 in the United States Court of Appeals for the Fifth Circuit
Kenneth Austin, et.al v. Ralph Mabey, et. al., No. 00-728-D-1 in the United States District Court for the Middle District of Louisiana

     Two lawsuits against the Company are pending in Federal Court involving 39 former employees of Cajun Electric Power Cooperative, Inc. who claim age/race/sex discrimination in failure to hire by the Company. One lawsuit, which included four plaintiffs, was dismissed on summary judgment. The District Court’s summary judgment ruling was affirmed by the U.S. Court of Appeals for the Fifth Circuit on February 10, 2005. On May 9, 2005, the District Court granted six additional motions for summary judgment. In the remaining lawsuit involving 35 plaintiffs, the District Court has now granted the Company’s Motions for Summary Judgment pertaining to nineteen plaintiffs, denied the Company’s Motions for Summary Judgment pertaining to four plaintiffs and is still considering the Company’s Motions for Summary Judgment pertaining to the remaining twelve plaintiffs.

BNSF Railway Company v. Louisiana Generating LLC, Case No. 531992, 19thJudicial District Court, Parish of East Baton Rouge (filed May 6, 2005)

     This lawsuit alleges breach of the coal transportation contract that expired on March 31, 2005. Specifically, the plaintiff alleges the shipment of coal via another carrier in 2004 and the failure to tender a minimum amount of coal during 2003, and further alleges that both actions constituted a breach of the contract. An accrual has been established.

     The Company believes that it has valid defenses to the legal proceedings and investigations described above and intends to defend them vigorously. However, litigation is inherently subject to many uncertainties. There can be no assurance that additional litigation will not be filed against the Company or its subsidiaries in the future asserting similar or different legal theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome these legal proceedings and investigations may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one of more of these proceedings could have a material impact on the Company’s financial position, results of operations or cash flows.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

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Note 5 — Regulatory Issues

     The Company’s assets are located within the franchise territory of Entergy Corporation, or Entergy, a vertically integrated utility. The utility performs the scheduling, reserve and reliability functions that are administered by the Independent System Operators, or ISOs, or Regional Transmission Organizations, or RTOs, in certain other regions of the United States. The Company operates a National Electric Reliability Council, or NERC, certified control areas within the Entergy franchise territory, which is comprised of the Company’s generating assets and its co-op customer loads. Although the reliability functions performed are essentially the same, the primary differences between these markets lie principally in the physical delivery and price discovery mechanisms. In the South Central region, all power sales and purchases are consummated bilaterally between individual counter-parties, and physically delivered either within or across the physical control areas of the transmission owners from the source generator to the sink load. Transacting counter-parties are required to reserve and purchase transmission services from the intervening transmission owners at their Federal Energy Regulatory Commission, or FERC, approved tariff rates. Included with these transmission services are the reserve and ancillary costs. Energy prices in the South Central region are determining and agreed to in bilateral negotiations between representatives of the transacting counter-parties, using market information gleaned by the individual marketing agents arranging the transactions.

     In the South Central region, including Entergy’s franchise territory, the present energy market is not a centralized market and does not have an ISO or RTO as is found in the Northeast markets. The Company presently has long-term all requirements contracts with 11 Louisiana Distribution Cooperatives, and long-term contracts with the Municipal Energy Agency of Mississippi, South Mississippi Electric Power Association and Southwestern Electric Power Company. The Distribution Cooperatives serve approximately 300,000 to 350,000 retail customers.

     On March 31, 2004, Entergy filed with FERC a proposal to have an independent coordinator of transmission, or ICT, monitor Entergy’s operation of its transmission system, to review the pricing structure for transmission expansion and to oversee a proposed weekly procurement process by which Entergy and other load serving entities could purchase energy. On March 22, 2005, FERC approved the ICT proposal for a two year period, subject to certain conditions. On May 27, 2005 it is expected that Entergy will file its detailed ICT proposal with FERC. On December 17, 2004, FERC ordered that an investigation and evidentiary hearing be held on the issue of whether Entergy is providing access to its transmission system in a just and reasonable manner. On March 22, 2005, FREC suspended the hearing.

Note 6 — Guarantees

     In November 2002, the FASB issued FASB Interpretation No. 45, or FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligations of the Company was reduced from $1,725.0 million to $1,350.0 million.

Note 7 — Income Taxes

     The Company is included in the tax return filings as a wholly owned subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions, as if the Company had prepared separate filings. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of taxable income in future periods. Management considers both positive and negative evidence, projected operating income and capital gains, and available tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in

LOUISIANA GENERATING LLC

which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the majority of the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2005.

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of March 31, 2005, will be allocated to intangible assets.

     In 2005, we utilized $24.5 million of U.S. net operating loss carryforward of $225.0 million. There is a net carryforward amount of $200.5 million available at March 31, 2005.

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% primarily due to the appropriation of state income taxes on earnings taxed at state and local jurisdiction.

	Three Months		Three Months
	Ended March 31,		Ended March 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(In thousands)
Income before taxes	$17,238		$13,393

Tax at 35%	6,033	35.0%	4,688	35.0%
State taxes (net of federal benefit)	896	5.2%	696	5.2%
Other	5	0.0%	3	0.0%

Income tax expense	$6,934	40.2%	$5,387	40.2%

Note 8 — Related Party Transactions

     Effective January 1, 2005, Corporate charges for allocated overhead was discontinued. For fiscal year 2005 and future years, General and administrative expenses will consist of the Company’s expenses only. For the three months ended March 31, 2004, Corporate overhead charges included in General and administrative expenses totaled $1.5 million. The amounts paid during the three months ended March 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expense increased during the three months ended March 31, 2004 due to higher legal fees and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     At March 31, 2005 and December 31, 2004, the Company had an accounts payable affiliate balance of $13.3 and $15.7 million, respectively. These balances are settled on a periodic basis and are due to or from multiple entities which are wholly owned subsidiaries of NRG Energy Inc., the parent company of South Central Generating LLC. South Central Generating LLC is the parent company of Louisiana Generating LLC.

     For the three months ended March 31, 2005 and 2004, the Company recorded revenue of $3.6 million and $3.5 million, respectively, from amortization of out of market power contracts with subsidiaries of South Central Generating LLC.

     For the three months ended March 31, 2005 and 2004, the Company recorded operating costs of $5.3 million and $5.2 million, respectively, for power purchases from subsidiaries of South Central Generating LLC.